F.N.B. Corporation Reports Fourth Quarter 2023 Earnings
and Executes Balance Sheet Optimization Strategy
Full-Year Record Revenue and Tangible Book Value per Share Growth of 14.5%

PITTSBURGH, PA – January 18, 2024 – F.N.B. Corporation (NYSE: FNB) reported earnings for the fourth quarter of 2023 with net income available to common stockholders of $48.7 million, or $0.13 per diluted common share. Comparatively, fourth quarter of 2022 net income available to common stockholders totaled $137.5 million, or $0.38 per diluted common share, and third quarter of 2023 net income available to common stockholders totaled $143.3 million, or $0.40 per diluted common share.
On an operating basis, fourth quarter of 2023 earnings per diluted common share (non-GAAP) was $0.38, excluding $114.0 million (pre-tax) of significant items impacting earnings. By comparison, the fourth quarter of 2022 was $0.44 per diluted common share (non-GAAP) on an operating basis, excluding $24.7 million (pre-tax) of significant items impacting earnings. The third quarter of 2023 was $0.40 per diluted common share (non-GAAP) on an operating basis.

For the full year of 2023, net income available to common stockholders was $476.8 million, or $1.31 per diluted common share. Comparatively, full-year 2022 net income available to common stockholders totaled $431.1 million, or $1.22 per diluted common share. On an operating basis, full-year 2023 earnings per diluted common share (non-GAAP) was $1.57, excluding $116.2 million (pre-tax) of significant items impacting earnings. Operating earnings per diluted common share (non-GAAP) for the full year of 2022 was $1.40, excluding $80.8 million (pre-tax) of significant items impacting earnings.

As part of its ongoing proactive balance sheet management strategy, FNB completed the sale of approximately $650 million of available-for-sale investment securities in mid-December and transferred $355 million of indirect auto loans to held-for-sale. The cumulative impact of these balance sheet actions has a tangible book value earn back period of less than one year, versus an earn back of five years for a stock buyback, an alternative use of capital, and earnings accretion that is significantly higher.

The sale of $650 million in available-for-sale investment securities resulted in a realized loss (pre-tax) of $67.4 million in the fourth quarter of 2023. We reinvested proceeds from the sale of those investment securities with an average yield of 1.08% into investment securities with yields approximately 350 basis points higher with a similar duration and convexity profile. We intend to sell $355 million of indirect auto loans which were classified as loans held-for-sale at December 31, 2023 with a negative valuation allowance of $16.7 million (pre-tax) recognized in other non-interest expense due primarily to changes in interest rates from time of origination. The sale of these loans is expected to close in the first quarter with the proceeds being used to repay borrowings that have a similar yield to the sold loans. The transfer to held-for-sale benefited the loan-to-deposit ratio by approximately 100 basis points.

“F.N.B. Corporation has again delivered exceptional performance with full year operating earnings totaling a record $1.57 per diluted common share (non-GAAP), record revenue of $1.6 billion and tangible book value per common share (non-GAAP) growth of $1.20, or 14.5%, year-over-year to an all-time high of $9.47,” said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. “As part of our ongoing proactive balance sheet management strategy, we took several actions during the quarter to enhance our future profitability and capital positioning. These balance sheet actions are expected to generate additional net interest income and margin, modestly increase the tangible common equity to tangible asset ratio and improve capital generation as we enter 2024. In relation to our digital technology, we will continue to invest in our proprietary eStore® platform and associated Common application which eliminates keystrokes, provides a portal to upload supporting documents and automates account funding. With our resilient balance sheet, consistent underwriting and focus on our investments to drive new client acquisition, we are poised to gain market share and maintain a balanced, well-positioned portfolio throughout economic cycles.”

Fourth Quarter 2023 Highlights
(All comparisons refer to the fourth quarter of 2022, except as noted)
•Period-end total loans and leases increased $2.1 billion, or 6.8%. Excluding the $355 million of held-for-sale indirect auto loans, underlying loan growth was 8.0%. Commercial loans and leases increased $1.2 billion, or 6.3%, and consumer loans increased $862.0 million, or 7.9%. FNB’s organic loan growth was driven by the continued success of our strategy to grow high-quality loans and deepen customer relationships across our diverse geographic footprint.
•On a linked-quarter basis, period-end total loans and leases increased $172.4 million, or 2.1%, annualized. Excluding the $355 million of held-for-sale indirect auto loans, underlying loan growth was 6.5% annualized. Commercial loans and leases increased $350.7 million, more than offsetting the consumer loans decrease of $178.3 million due to the indirect auto loans transfer to held-for-sale.
•On a linked-quarter basis, period-end total deposits increased $95.5 million, or 1.1% annualized. The mix of non-interest-bearing deposits to total deposits equaled 29.4% at December 31, 2023, compared to 30.9% at September 30, 2023, as customers continue to migrate deposits into higher-yielding deposit products. FNB ended the quarter with approximately 78% of total deposits insured by the Federal Deposit Insurance Corporation (FDIC) or collateralized.
•Net interest income totaled $324.0 million, a slight decrease of $2.6 million, or 0.8%, from the prior quarter primarily due to higher deposit costs from continued balance migration to higher yielding deposit products and higher total average borrowings, largely offset by growth in earning assets and higher earning asset yields.
•On a linked-quarter basis, net interest margin (FTE) (non-GAAP) decreased 5 basis points to 3.21% as a 21 basis point increase in total cost of funds to 2.14% was largely offset by a 14 basis points increase in the total yield on earning assets (non-GAAP) to 5.25%.
•The ratio of non-performing loans and other real estate owned (OREO) to total loans and OREO decreased 5 basis points to 0.34%. Total delinquency decreased 1 basis point to 0.70%. Both measures continue to remain at or near historically low levels.
•FDIC insurance expense of $37.7 million included a $29.9 million FDIC special assessment. The special assessment was considered a significant item impacting earnings as it reflected replenishment of the FDIC's Deposit Insurance Fund associated with protecting uninsured depositors following the closures of Silicon Valley Bank and Signature Bank.
•The effective tax rate was 13.1% due to lower levels of pre-tax income reflecting the previously discussed significant items impacting earnings and additional tax benefits from the renewable energy investment tax credits recognized as part of a solar project financing transaction originated by our commercial leasing business in the prior quarter.
•The efficiency ratio (non-GAAP) remained at a favorable level of 52.5% compared to 51.7% for the third quarter in 2023.
•Common Equity Tier 1 (CET1) regulatory capital ratio was 10.1% (estimated), compared to 9.8% at December 31, 2022, and 10.2% at September 30, 2023. Tangible book value per common share (non-GAAP) of $9.47 increased $1.20, or 14.5%, compared to December 31, 2022, and $0.45, or 5.0%, compared to September 30, 2023. Accumulated other comprehensive income/loss (AOCI) reduced the tangible book value per common share (non-GAAP) by $0.65 as of December 31, 2023, primarily due to the impact of interest rates on the fair value of available-for-sale (AFS) securities, compared to a reduction of $0.99 as of December 31, 2022, and $1.06 as of September 30, 2023.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	4Q23	3Q23	4Q22
Reported results
Net income available to common stockholders (millions)	$48.7	$143.3	$137.5
Net income per diluted common share	0.13	0.40	0.38
Book value per common share (period-end)	16.56	16.13	15.39
Pre-provision net revenue (non-GAAP) (millions)	71.5	190.1	204.4
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$138.7	$143.3	$157.0
Operating net income per diluted common share	0.38	0.40	0.44
Operating pre-provision net revenue (millions)	185.5	190.1	219.7
Average diluted common shares outstanding (thousands)	362,285	361,778	357,791
Significant items impacting earnings[1] (millions)
Pre-tax merger-related expenses	$—	$—	$(12.5)
After-tax impact of merger-related expenses	—	—	(9.9)
Pre-tax provision expense related to acquisition	—	—	(9.4)
After-tax impact of provision expense related to acquisition	—	—	(7.4)
Pre-tax branch consolidation costs	—	—	(2.8)
After-tax impact of branch consolidation costs	—	—	(2.2)
Pre-tax FDIC special assessment	(29.9)	—	—
After-tax FDIC special assessment	(23.7)	—	—
Pre-tax loss on securities restructuring	(67.4)	—	—
After-tax loss on securities restructuring	(53.2)	—	—
Pre-tax valuation allowance on auto loans held-for-sale	(16.7)	—	—
After-tax valuation allowance on auto loans held-for-sale	(13.2)	—	—
Total significant items pre-tax	$(114.0)	$—	$(24.7)
Total significant items after-tax	$(90.1)	$—	$(19.5)
Capital measures
Common equity tier 1 (2)	10.1%	10.2%	9.8%
Tangible common equity to tangible assets (period-end) (non-GAAP)	7.79	7.54	7.24
Tangible book value per common share (period-end) (non-GAAP)	$9.47	$9.02	$8.27

(1) Favorable (unfavorable) impact on earnings.
(2) Estimated for 4Q23.
Fourth Quarter 2023 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the fourth quarter of 2022, except as noted)

Net interest income totaled $324.0 million, a decrease of $10.9 million, or 3.2%, compared to $334.9 million, primarily due to higher deposit costs and migration to higher yielding deposit products, as well as higher total average borrowings and costs, partially offset by growth in earning assets and higher earning asset yields. Total average earning assets increased $2.4 billion, or 6.4%, including a $2.9 billion increase in average loans and leases primarily from organic origination activity. Total average borrowings increased $1.7 billion due to maintaining additional liquidity on the balance sheet following the banking industry disruption earlier in 2023.

The net interest margin (FTE) (non-GAAP) decreased 32 basis points to 3.21%, as the total cost of funds increased 134 basis points to 2.14% with a 167 basis point increase in interest-bearing deposit costs to 2.65%, as well as an increase of 67 basis points in long-term debt costs. Total cumulative spot deposit beta since the current interest rate increases began in March of 2022, equaled 34.3% at year-end 2023 which is consistent with our expectations. The yield on earning assets (non-GAAP) increased 96 basis points to 5.25%, primarily due to higher yields on loans, investment securities and interest-bearing deposits with banks reflecting the higher interest rate environment. Between December 31, 2022, and December 31, 2023, the Federal Open Market Committee (FOMC) raised the target Federal Funds interest rate by 100 basis points.

Average loans and leases totaled $32.3 billion, an increase of $2.9 billion, or 9.9%, including growth of $1.7 billion in commercial loans and leases and $1.3 billion in consumer loans. The increase in average commercial loans and leases included $986.0 million, or 9.0%, growth in commercial real estate and $551.8 million, or 8.0%, growth in commercial and industrial loans, driven primarily by organic growth across the footprint, including the Pittsburgh, Charlotte and Cleveland markets, as well as the UB Bancorp (Union) acquisition in December 2022. The increase in average consumer loans included a $1.4 billion increase in residential mortgages largely reflecting adjustable-rate mortgages which we retained on the balance sheet and the continued success of the Physicians First mortgage program.

Average deposits totaled $34.4 billion, with growth in average time deposits of $2.7 billion, more than offsetting the decline in average non-interest-bearing demand deposits of $1.3 billion, average savings deposits of $552.1 million and average interest-bearing demand deposits of $297.8 million as customers continued to migrate balances into higher-yielding products. The increase in average total deposits of $486.9 million, or 1.4%, resulted from organic growth in new and existing customer relationships as well as the Union acquisition in December 2022. The funding mix has shifted compared to the year-ago quarter with non-interest-bearing deposits comprising 29.4% of total deposits at December 31, 2023, compared to 34.3% a year ago.

Non-interest income totaled $13.1 million, compared to $80.6 million in the fourth quarter of 2022. On an operating basis (non-GAAP), the fourth quarter of 2023 non-interest income totaled $80.4 million, when adjusting for the $67.4 million realized loss (pre-tax) on the investment securities restructuring. Mortgage banking operations income increased $4.3 million driven by improved gain on sale margins aided by the decline in mortgage rates during the fourth quarter of 2023. Wealth management revenues increased $1.9 million, or 12.1%, as trust income and securities commissions and fees increased 14.4% and 8.5%, respectively, through contributions across the geographic footprint and an increase in assets under management on a year-over-year basis. Capital markets income totaled $7.3 million, a decrease of $2.7 million, or 26.6%, as commercial customer transactions have slowed in this macroeconomic environment.

Non-interest expense totaled $265.6 million, increasing $54.4 million, or 25.8%. When adjusting for $46.6 million of significant items in the fourth quarter of 2023 and $15.3 million in the fourth quarter of 2022, non-interest expense totaled $218.9 million, an increase of $23.1 million, or 11.8%, on an operating basis (non-GAAP). Salaries and benefits increased $10.6 million, or 10.2%, primarily from the addition of acquired Union employees, production-related commissions and normal annual merit increases. Net occupancy and equipment increased $3.6 million, or 9.3%, largely from the acquired Union expense base and technology-related investments. Outside services increased $3.5 million, or 17.8%, with higher volume-related technology and third-party costs, including the impact of the inflationary macroeconomic environment. Excluding the $29.9 million FDIC special assessment, FDIC insurance expense increased $2.5 million, due to the previously announced FDIC assessment rate increase which was effective in the first quarter of 2023. The efficiency ratio (non-GAAP) remained at a favorable level of 52.5%.

The ratio of non-performing loans and OREO to total loans and OREO decreased 5 basis points to 0.34%. Total delinquency decreased 1 basis point to 0.70%, compared to 0.71% at December 31, 2022. Both measures continue to remain at historically low levels.

The provision for credit losses was $13.2 million, compared to $28.6 million as the prior year amount included $9.4 million of initial provision for non-purchase credit deteriorated (non-PCD) loans associated with the Union acquisition in the fourth quarter of 2022. The fourth quarter of 2023 reflected net charge-offs of $8.2 million, or 0.10% annualized of total average loans, compared to $11.9 million, or 0.16%

annualized. The allowance for credit losses (ACL) was $405.6 million, an increase of $3.9 million, with the ratio of the ACL to total loans and leases decreasing 8 basis points to 1.25% reflecting net loan growth and charge-off activity.

The effective tax rate was 13.1%, compared to 20.6% in the fourth quarter of 2022, primarily due to lower pre-tax income levels given the impact of the significant items and additional renewable energy investment tax credit benefits recognized in the fourth quarter of 2023 as part of a solar project financing transaction closed in the third quarter of 2023.

The CET1 regulatory capital ratio was 10.1% (estimated) at December 31, 2023 and 9.8% at December 31, 2022. Tangible book value per common share (non-GAAP) was $9.47 at December 31, 2023, an increase of $1.20, or 14.5%, from $8.27 at December 31, 2022. AOCI reduced the current quarter tangible book value per common share (non-GAAP) by $0.65, compared to a reduction of $0.99 at the end of the year-ago quarter, largely due to unrealized losses on AFS securities resulting from the higher interest rate environment.

Fourth Quarter 2023 Results – Comparison to Prior Quarter
(All comparisons refer to the third quarter of 2023, except as noted)

Net interest income totaled $324.0 million, a slight decrease of $2.6 million, or 0.8%, from the prior quarter total of $326.6 million, primarily due to higher deposit costs and continued migration to higher yielding deposit products, as well as higher total average borrowings, largely offset by growth in earning assets and higher earning asset yields. Total average earning assets increased $327.4 million, or 0.8%, to $40.5 billion. The total yield on earning assets (non-GAAP) increased 14 basis points to 5.25%, due to higher yields on loans and investment securities. The total cost of funds increased 21 basis points to 2.14%, as the cost of interest-bearing deposits increased 29 basis points to 2.65% and the total cost of borrowings increased 9 basis points to 4.57%. The resulting net interest margin (FTE) (non-GAAP) decreased 5 basis points to 3.21%.

Average loans and leases totaled $32.3 billion, an increase of $528.0 million, or 6.6% annualized, as commercial loans and leases increased $313.6 million, or 6.2% annualized, and consumer loans increased $214.4 million, or 7.2% annualized. Average commercial loans and leases was led by growth of $183.8 million, or 1.6%, in commercial real estate loans and $116.9 million, or 1.6%, in commercial and industrial loans. The organic quarterly growth in commercial loans and leases was led by the central Pennsylvania and Cleveland markets. Consumer loan growth includes average residential mortgages increasing $269.2 million, or 17.1% annualized, driven by growth in adjustable-rate mortgages partially offset by indirect auto loans decreasing $60.8 million, or 15.8% annualized, due to the partial quarter's impact of the transfer of $355 million of indirect auto loans to loans held-for-sale.

Average deposits totaled $34.4 billion, increasing $280.6 million, or 3.3% annualized, led by an increase of $673.8 million, or 19.1% annualized, in average interest-bearing demand deposits and $101.2 million, or 7.0% annualized, in average certificates of deposit. These increases were partially offset by non-interest-bearing deposits declining $349.7 million, or 12.9% annualized, and savings balances declining $144.6 million, or 15.6% annualized, resulting from the shift in customers' preferences to higher-yielding deposit products. The mix of non-interest-bearing deposits to total deposits was 29.4% at December 31, 2023, compared to 30.9%. The loan-to-deposit ratio was 93.1% at December 31, 2023, stable compared to 92.9%.

Non-interest income totaled $13.1 million, compared to $81.6 million in the prior quarter. On an operating basis (non-GAAP), the fourth quarter of 2023 non-interest income totaled $80.4 million, when adjusting by $67.4 million for the realized loss (pre-tax) on the investment securities restructuring. Mortgage banking operations income increased $3.1 million, or 79.3%, due to improved gain on sale margins aided by the decline in mortgage rates in the fourth quarter. Other non-interest income declined $2.4 million, or

51.3%, as Small Business Investment Company (SBIC) funds income decreased, reflecting normal fluctuations based on the performance of the underlying portfolio companies.

Non-interest expense totaled $265.6 million compared to $218.0 million in the prior quarter. When adjusting for $46.6 million of significant items in the fourth quarter of 2023, non-interest expense increased $0.9 million, or 0.4%, on an operating basis (non-GAAP). Outside services increased $2.4 million, or 11.3%, driven by higher third-party costs. Bank shares and franchise taxes declined $2.3 million, or 59.7%, from charitable contributions that qualified for Pennsylvania bank shares tax credits. Marketing expenses decreased $1.2 million, or 21.5%, due to the timing of digital marketing campaigns in the prior quarter. The efficiency ratio (non-GAAP) equaled 52.5%, compared to 51.7%.

The ratio of non-performing loans and OREO to total loans and OREO decreased 2 basis points to 0.34% and delinquency totaled 0.70%, a 7 basis point increase. Both measures continue to remain at historically low levels. The provision for credit losses was $13.2 million, compared to $25.9 million that included $18.8 million of provision for a $31.9 million commercial loan that was downgraded to non-performing status in the second quarter of 2023 and fully charged-off during the third quarter of 2023 due to alleged fraud. The fourth quarter of 2023 reflected net charge-offs of $8.2 million, or 0.10% annualized of total average loans, compared to $37.7 million, or 0.47% annualized. The ACL was $405.6 million, an increase of $4.9 million, with the ratio of the ACL to total loans and leases totaling 1.25% at both December 31, 2023 and September 30, 2023.

The effective tax rate was 13.1%, compared to 11.5%, with both periods lower than statutory rates due to renewable energy investment tax credit benefits as part of a solar project financing transaction closed in the prior quarter. The current quarter was also impacted by lower pre-tax income levels given the significant items in the current quarter.

The CET1 regulatory capital ratio was 10.1% (estimated), a slight decrease from 10.2% at September 30, 2023. Tangible book value per common share (non-GAAP) was $9.47 at December 31, 2023, an increase of $0.45 per share. AOCI reduced the current quarter-end tangible book value per common share (non-GAAP) by $0.65 compared to a reduction of $1.06 at the end of the prior quarter.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, operating return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, pre-provision net revenue (reported), operating pre-provision net revenue, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes items such as merger expenses, FDIC special assessment, loss on securities restructuring, valuation allowance on auto loans held-for-sale, initial provision for non-PCD loans acquired and branch consolidation costs are not organic to run our operations and facilities. These items are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2023 and 2022 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

FNB’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business, economic and political circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) supervision, regulation, enforcement and other actions by several governmental agencies, including the Federal Reserve Board, Federal Deposit Insurance Corporation, Financial Stability Oversight Council, U.S. Department of Justice (DOJ), Consumer Financial Protection Bureau, U.S. Treasury Department, Office of the Comptroller of the Currency and Department of Housing and Urban Development, state attorney generals and other governmental agencies, whose actions may affect, among other things, our consumer and mortgage lending and deposit practices, capital structure, investment practices, dividend policy, annual FDIC insurance premium assessment and growth, money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economy in general and regional and local economies within our market area; (iv) inflation concerns; (v) the impacts of tariffs or other trade policies of the U.S. or its global trading partners; and (vi) the sociopolitical environment in the U.S.
•Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, loans, deposits and revenues. Our ability to anticipate, react quickly and continue to respond to technological changes and significant adverse industry and economic events can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by difficult to predict uncertainties, such as widespread natural and other disasters, wars, pandemics, including post-pandemic return to normalcy, global events and geopolitical instability, including the Ukraine-Russia conflict and the emerging military conflict in Israel and Gaza, shortages of labor, supply chain disruptions and shipping delays, terrorist activities, system failures, security breaches, significant political events, cyber-attacks, international hostilities or other extraordinary events which are beyond FNB's control and may significantly impact the U.S. or global economy and financial markets generally, or us or our counterparties, customers or third-party vendors specifically.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain talent. These developments could include:
◦Policies and priorities of the current U.S. presidential administration, including legislative and regulatory reforms, more aggressive approaches to supervisory or enforcement priorities with consumer and anti-discrimination lending laws by the federal banking regulatory agencies and the DOJ, changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, taxes, employee benefits, compensation practices, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Ability to continue to attract, develop and retain key talent.
◦Changes to regulations or accounting standards governing bank capital requirements, loan loss reserves and liquidity standards.
◦Changes in monetary and fiscal policies, including interest rate policies and strategies of the FOMC.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or inquiries. These matters may result in monetary judgments or settlements, enforcement actions or other remedies, including fines, penalties, restitution or alterations in our business practices, including financial and other types of commitments, and in additional expenses and collateral costs, and may cause reputational harm to FNB.
◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦Business and operating results are affected by our ability to effectively identify and manage risks inherent in our businesses, including, where appropriate, through effective use of policies, processes, systems and controls, third-party insurance, derivatives, and capital and liquidity management techniques.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the impact on the allowance for credit losses due to changes in forecasted macroeconomic conditions as a result of applying the “current expected credit loss” accounting standard, or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
◦Increased funding costs and market volatility due to market illiquidity and competition for funding.

FNB cautions that the risks identified here are not exhaustive of the types of risks that may adversely impact FNB and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A Risk Factors and the Risk Management sections of our 2022 Annual Report on Form 10-K, our subsequent 2023 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other 2023 filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-information/reports-and-filings or the SEC’s website at www.sec.gov. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the fourth quarter of 2023 on Thursday, January 18, 2024. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Friday, January 19, 2024, at 8:30 AM ET.

Participants are encouraged to pre-register for the conference call at https://dpregister.com/sreg/10185213/fb43cc2457. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the “About Us” tab of the Corporation’s website at www.fnbcorporation.com and clicking on “Investor Relations” then “Investor Conference Calls.” Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls."

A replay of the call will be available shortly after the completion of the call until midnight ET on Friday, January 26, 2024. The replay can be accessed by dialing 877-344-7529 (for domestic callers) or 412-317-0088 (for international callers); the conference replay access code is 8846416. Following the call, a link to the webcast and the related presentation materials will be posted to the “Investor Relations” section of F.N.B. Corporation’s website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of over $46 billion and approximately 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Lisa Hajdu, 412-385-4773
hajdul@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				4Q23	4Q23	For the Twelve Months Ended December 31,		%
	4Q23	3Q23	4Q22	3Q23	4Q22	2023	2022	Var.
Interest Income
Loans and leases, including fees	$475,487	$455,975	$356,980	4.3	33.2	$1,753,816	$1,117,362	57.0
Securities:
Taxable	40,744	37,373	34,844	9.0	16.9	149,311	116,916	27.7
Tax-exempt	7,115	7,178	6,762	(0.9)	5.2	28,664	26,642	7.6
Other	8,241	12,835	9,296	(35.8)	(11.3)	40,860	24,034	70.0
Total Interest Income	531,587	513,361	407,882	3.6	30.3	1,972,651	1,284,954	53.5
Interest Expense
Deposits	160,034	139,008	54,611	15.1	193.0	494,932	108,521	356.1
Short-term borrowings	22,891	23,207	6,838	(1.4)	234.8	77,883	24,535	217.4
Long-term borrowings	24,637	24,565	11,544	0.3	113.4	83,332	32,118	159.5
Total Interest Expense	207,562	186,780	72,993	11.1	184.4	656,147	165,174	297.2
Net Interest Income	324,025	326,581	334,889	(0.8)	(3.2)	1,316,504	1,119,780	17.6
Provision for credit losses	13,243	25,934	28,637	(48.9)	(53.8)	71,754	64,206	11.8
Net Interest Income After Provision for Credit Losses	310,782	300,647	306,252	3.4	1.5	1,244,750	1,055,574	17.9
Non-Interest Income
Service charges	19,849	21,245	22,519	(6.6)	(11.9)	81,892	86,895	(5.8)
Interchange and card transaction fees	13,333	13,521	13,017	(1.4)	2.4	52,752	50,803	3.8
Trust services	10,723	10,526	9,371	1.9	14.4	42,490	39,033	8.9
Insurance commissions and fees	4,274	5,047	4,506	(15.3)	(5.1)	23,104	24,253	(4.7)
Securities commissions and fees	6,754	6,577	6,225	2.7	8.5	27,734	23,715	16.9
Capital markets income	7,349	7,077	10,016	3.8	(26.6)	27,103	35,295	(23.2)
Mortgage banking operations	7,016	3,914	2,711	79.3	158.8	20,692	20,646	0.2
Dividends on non-marketable equity securities	5,908	5,779	3,775	2.2	56.5	21,262	11,953	77.9
Bank owned life insurance	2,929	3,196	2,612	(8.4)	12.1	11,945	11,942	—
Net securities gains (losses)	(67,354)	(55)	—	—	—	(67,432)	48	(140,583)
Other	2,302	4,724	5,861	(51.3)	(60.7)	12,790	18,970	(32.6)
Total Non-Interest Income	13,083	81,551	80,613	(84.0)	(83.8)	254,332	323,553	(21.4)
Non-Interest Expense
Salaries and employee benefits	114,133	113,351	103,558	0.7	10.2	461,677	426,237	8.3
Net occupancy	18,502	18,241	18,635	1.4	(0.7)	70,802	68,189	3.8
Equipment	24,069	23,332	20,327	3.2	18.4	90,818	76,261	19.1
Amortization of intangibles	4,913	5,040	3,545	(2.5)	38.6	20,116	13,868	45.1
Outside services	23,152	20,796	19,655	11.3	17.8	83,885	72,961	15.0
Marketing	4,253	5,419	4,594	(21.5)	(7.4)	17,316	15,674	10.5
FDIC insurance	37,713	8,266	5,322	356.2	608.6	60,815	20,412	197.9
Bank shares and franchise taxes	1,584	3,927	2,031	(59.7)	(22.0)	13,609	13,954	(2.5)
Merger-related	—	—	12,498	—	—	2,215	45,259	(95.1)
Other	37,247	19,626	20,970	89.8	77.6	94,183	73,577	28.0
Total Non-Interest Expense	265,566	217,998	211,135	21.8	25.8	915,436	826,392	10.8
Income Before Income Taxes	58,299	164,200	175,730	(64.5)	(66.8)	583,646	552,735	5.6
Income taxes	7,626	18,919	36,259	(59.7)	(79.0)	98,795	113,626	(13.1)
Net Income	50,673	145,281	139,471	(65.1)	(63.7)	484,851	439,109	10.4
Preferred stock dividends	2,011	2,010	2,011	—	—	8,041	8,041	—
Net Income Available to Common Stockholders	$48,662	$143,271	$137,460	(66.0)	(64.6)	$476,810	$431,068	10.6
Earnings per Common Share
Basic	$0.13	$0.40	$0.39	(67.5)	(66.7)	$1.32	$1.23	7.3
Diluted	0.13	0.40	0.38	(67.5)	(65.8)	1.31	1.22	7.4
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.48	0.48	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)				% Variance
				4Q23	4Q23
	4Q23	3Q23	4Q22	3Q23	4Q22
Assets
Cash and due from banks	$447	$409	$443	9.3	0.9
Interest-bearing deposits with banks	1,129	1,228	1,231	(8.1)	(8.3)
Cash and Cash Equivalents	1,576	1,637	1,674	(3.7)	(5.9)
Securities available for sale	3,254	3,145	3,275	3.5	(0.6)
Securities held to maturity	3,911	3,922	4,087	(0.3)	(4.3)
Loans held for sale	488	110	124	343.6	293.5
Loans and leases, net of unearned income	32,323	32,151	30,255	0.5	6.8
Allowance for credit losses on loans and leases	(406)	(401)	(402)	1.2	1.0
Net Loans and Leases	31,917	31,750	29,853	0.5	6.9
Premises and equipment, net	461	460	432	0.2	6.7
Goodwill	2,477	2,477	2,477	—	—
Core deposit and other intangible assets, net	69	74	89	(6.8)	(22.5)
Bank owned life insurance	660	660	653	—	1.1
Other assets	1,345	1,261	1,061	6.7	26.8
Total Assets	$46,158	$45,496	$43,725	1.5	5.6
Liabilities
Deposits:
Non-interest-bearing demand	$10,222	$10,704	$11,916	(4.5)	(14.2)
Interest-bearing demand	14,809	14,530	15,100	1.9	(1.9)
Savings	3,465	3,588	4,142	(3.4)	(16.3)
Certificates and other time deposits	6,215	5,793	3,612	7.3	72.1
Total Deposits	34,711	34,615	34,770	0.3	(0.2)
Short-term borrowings	2,506	2,066	1,372	21.3	82.7
Long-term borrowings	1,971	1,968	1,093	0.2	80.3
Other liabilities	920	953	837	(3.5)	9.9
Total Liabilities	40,108	39,602	38,072	1.3	5.3
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	4	4	4	—	—
Additional paid-in capital	4,692	4,689	4,696	0.1	(0.1)
Retained earnings	1,669	1,664	1,370	0.3	21.8
Accumulated other comprehensive loss	(235)	(382)	(357)	(38.5)	(34.2)
Treasury stock	(187)	(188)	(167)	(0.5)	12.0
Total Stockholders' Equity	6,050	5,894	5,653	2.6	7.0
Total Liabilities and Stockholders' Equity	$46,158	$45,496	$43,725	1.5	5.6

F.N.B. CORPORATION AND SUBSIDIARIES	4Q23			3Q23			4Q22
(Dollars in thousands)		Interest			Interest			Interest
(Unaudited)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$934,393	$8,241	3.50%	$1,223,226	$12,835	4.16%	$1,309,760	$9,268	2.81%
Federal funds sold	—	—	—	—	—	—	1,984	29	5.81
Taxable investment securities (2)	6,052,983	40,514	2.67	6,046,294	37,140	2.46	6,255,161	34,597	2.21
Non-taxable investment securities (1)	1,043,249	9,003	3.45	1,051,475	9,107	3.46	1,017,886	8,729	3.43
Loans held for sale	199,352	3,642	7.29	109,568	2,416	8.80	131,916	1,916	5.80
Loans and leases (1) (3)	32,267,565	473,068	5.82	31,739,561	454,780	5.69	29,360,681	356,461	4.82
Total Interest Earning Assets (1)	40,497,542	534,468	5.25	40,170,124	516,278	5.11	38,077,388	411,000	4.29
Cash and due from banks	425,821			445,341			437,525
Allowance for credit losses	(405,309)			(415,722)			(392,354)
Premises and equipment	463,092			461,598			429,411
Other assets	4,502,890			4,432,826			4,199,369
Total Assets	$45,484,036			$45,094,167			$42,751,339
Liabilities
Deposits:
Interest-bearing demand	$14,671,311	91,922	2.49	$13,997,552	75,840	2.15	$14,969,143	40,684	1.08
Savings	3,531,590	10,506	1.18	3,676,239	9,875	1.07	4,083,662	5,406	0.53
Certificates and other time	5,799,348	57,606	3.94	5,698,129	53,293	3.71	3,130,927	8,521	1.08
Total interest-bearing deposits	24,002,249	160,034	2.65	23,371,920	139,008	2.36	22,183,732	54,611	0.98
Short-term borrowings	2,147,665	22,891	4.22	2,245,089	23,207	4.09	1,389,753	6,838	1.95
Long-term borrowings	1,969,568	24,637	4.96	1,974,017	24,565	4.94	1,066,962	11,544	4.29
Total Interest-Bearing Liabilities	28,119,482	207,562	2.93	27,591,026	186,780	2.69	24,640,447	72,993	1.18
Non-interest-bearing demand deposits	10,423,237			10,772,923			11,754,813
Total Deposits and Borrowings	38,542,719		2.14	38,363,949		1.93	36,395,260		0.80
Other liabilities	984,446			850,382			847,462
Total Liabilities	39,527,165			39,214,331			37,242,722
Stockholders' Equity	5,956,871			5,879,836			5,508,617
Total Liabilities and Stockholders' Equity	$45,484,036			$45,094,167			$42,751,339
Net Interest Earning Assets	$12,378,060			$12,579,098			$13,436,941
Net Interest Income (FTE) (1)		326,906			329,498			338,007
Tax Equivalent Adjustment		(2,881)			(2,917)			(3,118)
Net Interest Income		$324,025			$326,581			$334,889
Net Interest Spread			2.32%			2.42%			3.11%
Net Interest Margin (1)			3.21%			3.26%			3.53%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES	Twelve Months Ended December 31,
(Dollars in thousands)	2023			2022
(Unaudited)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,053,176	$40,860	3.88%	$2,174,415	$24,005	1.10%
Federal funds sold	—	—	—	500	29	5.81
Taxable investment securities (2)	6,099,052	148,374	2.43	6,126,544	115,956	1.89
Non-taxable investment securities (1)	1,052,416	36,476	3.46	1,010,819	34,508	3.41
Loans held for sale	131,985	9,496	7.19	189,360	8,151	4.30
Loans and leases (1) (3)	31,372,574	1,749,786	5.58	27,829,166	1,113,593	4.00
Total Interest Earning Assets (1)	39,709,203	1,984,992	5.00	37,330,804	1,296,242	3.47
Cash and due from banks	435,271			429,741
Allowance for credit losses	(409,342)			(377,252)
Premises and equipment	456,844			405,023
Other assets	4,417,627			4,166,392
Total Assets	$44,609,603			$41,954,708
Liabilities
Deposits:
Interest-bearing demand	$14,296,571	283,914	1.99	$14,951,905	78,599	0.53
Savings	3,766,920	37,338	0.99	3,976,285	8,512	0.21
Certificates and other time	5,176,674	173,680	3.36	3,004,482	21,410	0.71
Total interest-bearing deposits	23,240,165	494,932	2.13	21,932,672	108,521	0.49
Short-term borrowings	2,075,751	77,883	3.75	1,427,361	24,535	1.72
Long-term borrowings	1,685,554	83,332	4.94	836,154	32,118	3.84
Total Interest-Bearing Liabilities	27,001,470	656,147	2.43	24,196,187	165,174	0.68
Non-interest-bearing demand deposits	10,900,280			11,639,499
Total Deposits and Borrowings	37,901,750		1.73	35,835,686		0.46
Other liabilities	856,771			643,179
Total Liabilities	38,758,521			36,478,865
Stockholders' Equity	5,851,082			5,475,843
Total Liabilities and Stockholders' Equity	$44,609,603			$41,954,708
Net Interest Earning Assets	$12,707,733			$13,134,617
Net Interest Income (FTE) (1)		1,328,845			1,131,068
Tax Equivalent Adjustment		(12,341)			(11,288)
Net Interest Income		$1,316,504			$1,119,780
Net Interest Spread			2.57%			2.79%
Net Interest Margin (1)			3.35%			3.03%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Twelve Months Ended December 31,
	4Q23	3Q23	4Q22	2023	2022
Performance Ratios
Return on average equity	3.37%	9.80%	10.04%	8.29%	8.02%
Return on average tangible equity (1)	6.35	17.80	18.78	15.20	15.03
Return on average tangible common equity (1)	6.31	18.15	19.19	15.45	15.31
Return on average assets	0.44	1.28	1.29	1.09	1.05
Return on average tangible assets (1)	0.50	1.39	1.40	1.19	1.14
Net interest margin (FTE) (2)	3.21	3.26	3.53	3.35	3.03
Yield on earning assets (FTE) (2)	5.25	5.11	4.29	5.00	3.47
Cost of interest-bearing deposits	2.65	2.36	0.98	2.13	0.49
Cost of interest-bearing liabilities	2.93	2.69	1.18	2.43	0.68
Cost of funds	2.14	1.93	0.80	1.73	0.46
Efficiency ratio (1)	52.51	51.72	45.82	51.19	52.15
Effective tax rate	13.08	11.52	20.63	16.93	20.56
Capital Ratios
Equity / assets (period end)	13.11	12.96	12.93
Common equity / assets (period end)	12.88	12.72	12.68
Common equity tier 1 (3)	10.1	10.2	9.8
Leverage ratio	8.73	8.77	8.64
Tangible equity / tangible assets (period end) (1)	8.03	7.78	7.50
Tangible common equity / tangible assets (period end) (1)	7.79	7.54	7.24
Common Stock Data
Average diluted common shares outstanding	362,284,599	361,778,425	357,790,766	362,897,806	354,052,197
Period end common shares outstanding	358,829,417	358,828,542	360,470,110
Book value per common share	$16.56	$16.13	$15.39
Tangible book value per common share (1)	9.47	9.02	8.27
Dividend payout ratio (common)	89.32%	30.34%	30.98%	36.51%	39.54%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
December 31, 2023 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				4Q23	4Q23
	4Q23	3Q23	4Q22	3Q23	4Q22
Balances at period end
Loans and Leases:
Commercial real estate	$12,305	$11,962	$11,526	2.9	6.8
Commercial and industrial	7,482	7,462	7,131	0.3	4.9
Commercial leases	599	562	519	6.6	15.4
Other	110	160	114	(31.3)	(3.5)
Commercial loans and leases	20,496	20,146	19,290	1.7	6.3
Direct installment	2,741	2,754	2,784	(0.5)	(1.5)
Residential mortgages	6,640	6,434	5,297	3.2	25.4
Indirect installment	1,149	1,519	1,553	(24.4)	(26.0)
Consumer LOC	1,297	1,298	1,331	(0.1)	(2.6)
Consumer loans	11,827	12,005	10,965	(1.5)	7.9
Total loans and leases	$32,323	$32,151	$30,255	0.5	6.8
Note: Loans held for sale were $488, $110 and $124 at 4Q23, 3Q23, and 4Q22, respectively.
				% Variance
Average balances				4Q23	4Q23	For the Twelve Months Ended December 31,		%
Loans and Leases:	4Q23	3Q23	4Q22	3Q23	4Q22	2023	2022	Var.
Commercial real estate	$11,971	$11,787	$10,985	1.6	9.0	$11,747	$10,744	9.3
Commercial and industrial	7,472	7,355	6,920	1.6	8.0	7,314	6,520	12.2
Commercial leases	642	626	504	2.6	27.4	599	488	22.7
Other	143	146	168	(2.3)	(15.2)	140	141	(0.3)
Commercial loans and leases	20,228	19,914	18,577	1.6	8.9	19,799	17,893	10.7
Direct installment	2,746	2,741	2,789	0.2	(1.5)	2,748	2,679	2.6
Residential mortgages	6,529	6,259	5,132	4.3	27.2	6,008	4,576	31.3
Indirect installment	1,467	1,527	1,544	(4.0)	(5.0)	1,516	1,381	9.8
Consumer LOC	1,299	1,297	1,318	0.1	(1.5)	1,301	1,300	0.1
Consumer loans	12,040	11,825	10,783	1.8	11.7	11,573	9,936	16.5
Total loans and leases	$32,268	$31,740	$29,361	1.7	9.9	$31,373	$27,829	12.7

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				4Q23	4Q23
Asset Quality Data	4Q23	3Q23	4Q22	3Q23	4Q22
Non-Performing Assets
Non-performing loans	$107	$113	$113	(5.3)	(5.3)
Other real estate owned (OREO)	3	3	6	—	(50.0)
Non-performing assets	$110	$116	$119	(5.2)	(7.6)
Non-performing loans / total loans and leases	0.33%	0.35%	0.37%
Non-performing assets plus 90+ days past due / total loans and leases plus OREO	0.38	0.39	0.44
Delinquency
Loans 30-89 days past due	$107	$80	$91	33.8	17.6
Loans 90+ days past due	12	9	12	33.3	—
Non-accrual loans	107	113	113	(5.3)	(5.3)
Past due and non-accrual loans	$226	$202	$216	11.9	4.6
Past due and non-accrual loans / total loans and leases	0.70%	0.63%	0.71%

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				4Q23	4Q23	For the Twelve Months Ended December 31,		%
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	4Q23	3Q23	4Q22	3Q23	4Q22	2023	2022	Var.
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$400.6	$412.7	$385.3	(2.9)	4.0	$401.7	$344.3	16.7
Provision for credit losses	13.1	25.6	26.5	(48.8)	(50.6)	71.6	61.8	15.9
Net loan (charge-offs)/recoveries	(8.2)	(37.7)	(11.9)	(78.4)	(31.4)	(67.8)	(16.2)	319.5
Allowance for purchased credit deteriorated (PCD) loans and leases at acquisition	—	—	1.8			—	11.8
Allowance for credit losses on loans and leases	$405.6	$400.6	$401.7	1.2	1.0	$405.6	$401.7	1.0
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$21.3	$21.0	$19.4	1.7	10.1	$21.4	$19.1	11.8
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	0.2	0.4	2.0	(53.3)	(91.6)	0.1	2.3	(95.6)
Allowance for unfunded loan commitments	$21.5	$21.3	$21.4	0.8	0.5	$21.5	$21.4	0.5
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$427.0	$421.9	$423.1	1.2	0.9	$427.0	$423.1	0.9
Allowance for credit losses on loans and leases / total loans and leases	1.25%	1.25%	1.33%
Allowance for credit losses on loans and leases / total non-performing loans	378.5	353.7	354.3
Net loan charge-offs (annualized) / total average loans and leases	0.10	0.47	0.16			0.22%	0.06%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				4Q23	4Q23	For the Twelve Months Ended December 31,		%
	4Q23	3Q23	4Q22	3Q23	4Q22	2023	2022	Var.
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$48,662	$143,271	$137,460			$476,810	$431,068
Merger-related expense	—	—	12,498			2,215	45,259
Tax benefit of merger-related expense	—	—	(2,624)			(465)	(9,504)
Provision expense related to acquisitions	—	—	9,388			—	28,515
Tax benefit of provision expense related to acquisitions	—	—	(1,971)			—	(5,988)
Branch consolidation costs	—	—	2,838			—	7,016
Tax benefit of branch consolidation costs	—	—	(596)			—	(1,473)
FDIC special assessment	29,938	—	—			29,938	—
Tax benefit of FDIC special assessment	(6,287)	—	—			(6,287)	—
Loss on securities restructuring	67,354	—	—			67,354	—
Tax benefit of loss on securities restructuring	(14,144)	—	—			(14,144)	—
Valuation allowance on auto loans held-for-sale	16,687	—	—			16,687	—
Tax benefit of valuation allowance on auto loans held-for-sale	(3,504)	—	—			(3,504)	—
Operating net income available to common stockholders (non-GAAP)	$138,706	$143,271	$156,993	(3.2)	(11.6)	$568,604	$494,893	14.9

Operating earnings per diluted common share:
Earnings per diluted common share	$0.13	$0.40	$0.38			$1.31	$1.22
Merger-related expense	—	—	0.03			0.01	0.13
Tax benefit of merger-related expense	—	—	(0.01)			—	(0.03)
Provision expense related to acquisitions	—	—	0.03			—	0.08
Tax benefit of provision expense related to acquisitions	—	—	(0.01)			—	(0.02)
Branch consolidation costs	—	—	0.01			—	0.02
Tax benefit of branch consolidation costs	—	—	—			—	—
FDIC special assessment	0.08	—	—			0.08	—
Tax benefit of FDIC special assessment	(0.02)	—	—			(0.02)	—
Loss on securities restructuring	0.19	—	—			0.19	—
Tax benefit of loss on securities restructuring	(0.04)	—	—			(0.04)	—
Valuation allowance on auto loans held-for-sale	0.05	—	—			0.05	—
Tax benefit of valuation allowance on auto loans held-for-sale	(0.01)	—	—			(0.01)	—
Operating earnings per diluted common share (non-GAAP)	$0.38	$0.40	$0.44	(5.0)	(13.6)	$1.57	$1.40	12.1

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q23	3Q23	4Q22	2023	2022
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$201,041	$576,385	$553,337	$484,851	$439,109
Amortization of intangibles, net of tax (annualized)	15,399	15,798	11,110	15,892	10,956
Tangible net income (annualized) (non-GAAP)	$216,440	$592,183	$564,447	$500,743	$450,065

Average total stockholders' equity	$5,956,871	$5,879,836	$5,508,617	$5,851,082	$5,475,843
Less: Average intangible assets (1)	(2,548,725)	(2,553,738)	(2,502,697)	(2,556,119)	(2,481,533)
Average tangible stockholders' equity (non-GAAP)	$3,408,146	$3,326,098	$3,005,920	$3,294,963	$2,994,310

Return on average tangible equity (non-GAAP)	6.35%	17.80%	18.78%	15.20%	15.03%
Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$193,062	$568,414	$545,358	$476,810	$431,068
Amortization of intangibles, net of tax (annualized)	15,399	15,798	11,110	15,892	10,956
Tangible net income available to common stockholders (annualized) (non-GAAP)	$208,461	$584,212	$556,468	$492,702	$442,024

Average total stockholders' equity	$5,956,871	$5,879,836	$5,508,617	$5,851,082	$5,475,843
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,548,725)	(2,553,738)	(2,502,697)	(2,556,119)	(2,481,533)
Average tangible common equity (non-GAAP)	$3,301,264	$3,219,216	$2,899,038	$3,188,081	$2,887,428

Return on average tangible common equity (non-GAAP)	6.31%	18.15%	19.19%	15.45%	15.31%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q23	3Q23	4Q22	2023	2022
Operating return on average tangible common equity:
(Dollars in thousands)
Operating net income available to common stockholders (annualized)	$550,301	$568,412	$622,853	$568,604	$494,893
Amortization of intangibles, net of tax (annualized)	15,399	15,798	11,110	15,892	10,956
Tangible operating net income available to common stockholders (annualized) (non-GAAP)	$565,700	$584,210	$633,963	$584,496	$505,849

Average total stockholders' equity	$5,956,871	$5,879,836	$5,508,617	$5,851,082	$5,475,843
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,548,725)	(2,553,738)	(2,502,697)	(2,556,119)	(2,481,533)
Average tangible common equity (non-GAAP)	$3,301,264	$3,219,216	$2,899,038	$3,188,081	$2,887,428

Operating return on average tangible common equity (non-GAAP)	17.14%	18.15%	21.87%	18.33%	17.52%

Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$201,041	$576,385	$553,337	$484,851	$439,109
Amortization of intangibles, net of tax (annualized)	15,399	15,798	11,110	15,892	10,956
Tangible net income (annualized) (non-GAAP)	$216,440	$592,183	$564,447	$500,743	$450,065

Average total assets	$45,484,036	$45,094,167	$42,751,339	$44,609,603	$41,954,708
Less: Average intangible assets (1)	(2,548,725)	(2,553,738)	(2,502,697)	(2,556,119)	(2,481,533)
Average tangible assets (non-GAAP)	$42,935,311	$42,540,429	$40,248,642	$42,053,484	$39,473,175

Return on average tangible assets (non-GAAP)	0.50%	1.39%	1.40%	1.19%	1.14%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	4Q23	3Q23	4Q22
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$6,049,969	$5,894,280	$5,653,364
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,546,353)	(2,551,266)	(2,566,029)
Tangible common equity (non-GAAP)	$3,396,734	$3,236,132	$2,980,453

Common shares outstanding	358,829,417	358,828,542	360,470,110

Tangible book value per common share (non-GAAP)	$9.47	$9.02	$8.27
Tangible equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$6,049,969	$5,894,280	$5,653,364
Less: Intangible assets (1)	(2,546,353)	(2,551,266)	(2,566,029)
Tangible equity (non-GAAP)	$3,503,616	$3,343,014	$3,087,335

Total assets	$46,157,693	$45,495,958	$43,724,973
Less: Intangible assets (1)	(2,546,353)	(2,551,266)	(2,566,029)
Tangible assets (non-GAAP)	$43,611,340	$42,944,692	$41,158,944

Tangible equity / tangible assets (period end) (non-GAAP)	8.03%	7.78%	7.50%
Tangible common equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$6,049,969	$5,894,280	$5,653,364
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,546,353)	(2,551,266)	(2,566,029)
Tangible common equity (non-GAAP)	$3,396,734	$3,236,132	$2,980,453

Total assets	$46,157,693	$45,495,958	$43,724,973
Less: Intangible assets (1)	(2,546,353)	(2,551,266)	(2,566,029)
Tangible assets (non-GAAP)	$43,611,340	$42,944,692	$41,158,944

Tangible common equity / tangible assets (period end) (non-GAAP)	7.79%	7.54%	7.24%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q23	3Q23	4Q22	2023	2022
KEY PERFORMANCE INDICATORS
Pre-provision net revenue:
(Dollars in thousands)
Net interest income	$324,025	$326,581	$334,889	$1,316,504	$1,119,780
Non-interest income	13,083	81,551	80,613	254,332	323,553
Less: Non-interest expense	(265,566)	(217,998)	(211,135)	(915,436)	(826,392)
Pre-provision net revenue (reported) (non-GAAP)	$71,542	$190,134	$204,367	$655,400	$616,941
Pre-provision net revenue (reported) (annualized) (non-GAAP)	$283,835	$754,336	$810,804	$655,400	$616,941
Adjustments:
Add: Loss on securities restructuring (non-interest income)	67,354	—	—	67,354	—
Add: Merger-related expense (non-interest expense)	—	—	12,498	2,215	45,259
Add: Branch consolidation costs (non-interest expense)	—	—	2,838	—	7,016
Add: FDIC special assessment (non-interest expense)	29,938	—	—	29,938	—
Add: Valuation allowance on auto loans held-for-sale (non-interest expense)	16,687	—	—	16,687	—
Operating pre-provision net revenue (non-GAAP)	$185,521	$190,134	$219,703	$771,594	$669,216
Operating pre-provision net revenue (annualized) (non-GAAP)	$736,034	$754,336	$871,647	$771,594	$669,216

Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$265,566	$217,998	$211,135	$915,436	$826,392
Less: Amortization of intangibles	(4,913)	(5,040)	(3,545)	(20,116)	(13,868)
Less: OREO expense	(149)	(317)	(459)	(1,515)	(1,692)
Less: Merger-related expense	—	—	(12,498)	(2,215)	(45,259)
Less: Branch consolidation costs	—	—	(2,838)	—	(7,016)
Less: FDIC special assessment	(29,938)	—	—	(29,938)	—
Less: Valuation allowance on auto loans held-for-sale	(16,687)	—	—	(16,687)	—
Adjusted non-interest expense	$213,879	$212,641	$191,795	$844,965	$758,557

Net interest income	$324,025	$326,581	$334,889	$1,316,504	$1,119,780
Taxable equivalent adjustment	2,881	2,917	3,118	12,341	11,288
Non-interest income	13,083	81,551	80,613	254,332	323,553
Less: Net securities losses (gains)	67,354	55	—	67,432	(48)
Adjusted net interest income (FTE) + non-interest income	$407,343	$411,104	$418,620	$1,650,609	$1,454,573

Efficiency ratio (FTE) (non-GAAP)	52.51%	51.72%	45.82%	51.19%	52.15%